Registration No. 333-104736
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549
                          -----------------------------

                                    FORM T-1

                            STATEMENT OF ELIGIBILITY
                   UNDER THE TRUST INDENTURE ACT OF 1939 OF A
                    CORPORATION DESIGNATED TO ACT AS TRUSTEE
                          -----------------------------

 [X]  CHECK IF AN APPLICATION TO DETERMINE ELIGIBILITY OF A TRUSTEE PURSUANT TO
                                 SECTION 305(b)(2)

                     WELLS FARGO BANK, NATIONAL ASSOCIATION
               (Exact name of trustee as specified in its charter)

A NATIONAL BANKING ASSOCIATION                              94-1347393
(Jurisdiction of incorporation or                        (I.R.S. Employer
organization if not a U.S. national                       Identification  No.)
bank)

101 NORTH PHILLIPS AVENUE
SIOUX FALLS, SOUTH DAKOTA                                     57104
(Address of principal executive offices)                    (Zip code)

                              WELLS FARGO & COMPANY
                          LAW DEPARTMENT, TRUST SECTION
                                  MAC N9305-175
                  SIXTH STREET AND MARQUETTE AVENUE, 17TH FLOOR
                          MINNEAPOLIS, MINNESOTA 55479
                                 (612) 667-4608
            (Name, address and telephone number of agent for service)
                          -----------------------------

                       NELNET EDUCATION LOAN FUNDING, INC.
               (Exact name of obligor as specified in its charter)

NEBRASKA                                                   47-0606382
(State or other jurisdiction of                        (I.R.S. Employer
incorporation or organization)                         Identification No.)

121 SOUTH 13TH STREET, SUITE 201
LINCOLN, NE                                                  68508
(Address of principal executive offices)                  (Zip code)

                          -----------------------------
                  STUDENT LOAN ASSET-BACKED NOTES SERIES 2004-2
                       (Title of the indenture securities)
================================================================================

Item 1. GENERAL INFORMATION. Furnish the following information as to the trustee:


               (a) Name and address of each examining or supervising authority to which it is subject.

                      Comptroller of the Currency
                      Treasury Department
                      Washington, D.C.

                      Federal Deposit Insurance Corporation
                      Washington, D.C.

                      Federal Reserve Bank of San Francisco
                      San Francisco, California 94120

               (b) Whether it is authorized to exercise corporate trust powers.

                      The trustee is authorized to exercise corporate trust powers.

Item 2. AFFILIATIONS WITH OBLIGOR. If the obligor is an affiliate of the trustee, describe each such affiliation.

               None with respect to the trustee.

No responses are included for Items 3-14 of this Form T-1 because the obligor is not in default as provided under Item 13.

Item 15.  FOREIGN TRUSTEE.   Not applicable.

Item 16. LIST OF EXHIBITS. List below all exhibits filed as a part of this Statement of Eligibility.

        Exhibit 1. A copy of the Articles of Association of the trustee now in effect.*

        Exhibit 2. A copy of the Comptroller of the Currency Certificate of Corporate Existence and Fiduciary Powers for Wells Fargo Bank, National Association, dated February 4, 2004.**

        Exhibit 3.    See Exhibit 2

        Exhibit 4.    Copy of By-laws of the trustee as now in effect.***

        Exhibit 5.    Not applicable.

        Exhibit 6. The consent of the trustee required by Section 321(b) of the Act.

        Exhibit 7. A copy of the latest report of condition of the trustee published pursuant to law or the requirements of its supervising or examining authority.****

        Exhibit 8.    Not applicable.

        Exhibit 9.    Not applicable.

        * Incorporated by reference to the exhibit of the same number to the trustee's Form T-1 filed as exhibit 25 to the Form T-3 dated March 3, 2004 of Trans-Lux Corporation file number 022-28721.

        ** Incorporated by reference to the exhibit of the same number to the trustee's Form T-1 filed as exhibit 25 to the Form T-3 dated March 3, 2004 of Trans-Lux Corporation file number 022-28721.

        *** Incorporated by reference to the exhibit of the same number to the trustee's Form T-1 filed as exhibit 25 to the Form T-3 dated March 3, 2004 of Trans-Lux Corporation file number 022-28721.

        **** Wells Fargo Bank Minnesota, National Association was consolidated into Wells Fargo Bank, National Association effective February 20, 2004.

                                    SIGNATURE


Pursuant to the requirements of the Trust Indenture Act of 1939, as amended, the trustee, Wells Fargo Bank, National Association, a national banking association organized and existing under the laws of the United States of America, has duly caused this statement of eligibility to be signed on its behalf by the undersigned, thereunto duly authorized, all in the City of Minneapolis and State of Minnesota on the 27th day of April, 2004.






                                    WELLS FARGO BANK, NATIONAL ASSOCIATION


                                    /s/ Scott E. Ulven
                                    ------------------------------
                                    Scott E. Ulven
                                    Assistant Vice President